Name of Grantee:	`Exhibit 10.9 No. of Stock Units: ______

NATIONAL PATENT DEVELOPMENT CORPORATION
STOCK UNIT AGREEMENT
2007 INCENTIVE STOCK PLAN

NATIONAL PATENT DEVELOPMENT CORPORATION, a Delaware corporation (the “Company”), hereby grants to _________ (the “Grantee”), an “eligible person” under the National Patent Development Corporation 2007 Incentive Stock Plan, a copy of which is annexed hereto as Appendix A (the “Plan”), on , 2012 (the “Grant Date”), __________ Stock Units (“RSUs”), each representing the initial right to receive, on the settlement date(s) set forth herein, one share of common stock, par value $.01 per share, of the Company (the “Common Stock”), subject to the terms and conditions set forth in this Agreement (this “Agreement”).

The provisions of the Plan are incorporated by reference herein and shall govern all matters not expressly provided for in this Agreement.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern, except to the extent that the Board determines otherwise.

1.           Vesting and Settlement.

(a)        Grantee shall become vested in the RSUs as follows:

(b)        To the extent Grantee is not vested in the RSUs as of the date of Grantee’s termination of employment, Grantee shall forfeit such non-vested RSUs without consideration.

2.           Effect of Certain Transactions. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) the sale or disposition of all or substantially all of the Company’s assets, provision shall be made in connection with such transaction for the assumption of the Plan and the RSUs, or the substitution for such RSUs of new stock units or awards of the successor, with appropriate adjustment as to the number and kind of shares thereunder.  Notwithstanding the foregoing, any other provision in the Plan or in this Agreement, in the event of a transaction listed above or a change in control, the Committee, with the approval of the Board (to the extent that the Board is not the Committee), shall have the right and authority, but not an obligation, to cancel and terminate the RSUs (or any then outstanding portion thereof) by paying the Grantee in cash the Fair Market Value of the shares of Common Stock underlying the RSUs on the date of the consummation of the transaction or change in control. A decision to exercise its right and authority, the manner of exercising its right and authority, and interpretations by the Committee or the Board, as applicable, under the foregoing provision shall be final and binding on the Company and the Grantee.

3.           Acceptance of Stock Unit Agreement.  The execution of this Agreement by the Grantee indicates the Grantee’s acceptance of and willingness to be bound by all of its terms.

4.           No Rights as Stockholder.  No person shall have any rights as a stockholder with respect to any Common Stock underlying the RSUs until such Common Stock has been issued to such person.  Except as otherwise expressly provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock is issued.

5.           Adjustments. The number and kind of shares issuable upon settlement of the RSUs represented hereby shall be subject to adjustment as provided in the Plan.

6.           No Assignments or Transfers. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee, except by will or the laws of descent and distribution.

7.           Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon settlement of the RSUs.

8.           RSUs Subject to Terms of Plan; Questions or Controversies Regarding Terms of Plan.  The RSUs are subject to all of the terms and conditions of the Plan and in the event of any question or controversy relating to the terms of the Plan or otherwise hereunder, the decision or interpretation of the Committee or the Board, as applicable, shall be final, binding and conclusive on the Company and the Grantee, except as expressly set forth in this Agreement.

9.           Tax Withholding.  The Company shall deduct and withhold from the payment of the RSUs an amount sufficient to satisfy any federal, state and local taxes required by law to be withheld with respect to RSUs.

10.         Section 409A of the Code. The RSUs are intended to comply with the requirements of  Section 409A of the Code and the regulations and guidance issued thereunder from time to time by the Department of the Treasury and shall be interpreted and construed accordingly.

11.         Listing.  If at any time the Committee or the Board shall determine, in its discretion, that the listing, registration, or qualification of the Common Stock underlying the RSUs upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue of such Common Stock, the RSUs may not be settled in Common Stock in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board, as applicable.

12.         Trading Black Out Periods.  By entering into this Agreement, the Grantee expressly agrees that: (i) during all periods of service of the Grantee as an officer, director or employee of the Company and its affiliates, or otherwise while the Grantee is otherwise maintained on the payroll of the Company or its affiliates, the Grantee shall abide by all trading “blackout” periods with respect to purchases or sales of Common Stock or exercises of stock options for Common Stock established from time to time by the Company (“Trading Blackout Periods”) and (ii) upon any cessation or termination of service with the Company for any reason, the Grantee agrees that for a period of six (6) months following the Grant Date of any such cessation or termination or, if later, for a period of six (6) months following the date as of which the Grantee no longer serves the Company as an officer, director or employee, or is no longer on the payroll of the Company or its affiliates, the Grantee shall continue to abide by all such Trading Blackout Periods established from time to time by the Company.

13.         Notices. Except as specifically provided in the Plan, all notices hereunder shall be in writing, and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary or (b) if to the Grantee, shall be delivered personally or via courier or mailed via certified mail, postage prepaid, return receipt requested to the Grantee at the last address of the Grantee appearing on the records of the Company.  Such addresses may be changed at any time by notice from one party to the other.

14.         Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company.

15.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to rules governing the conflict of laws.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NATIONAL PATENT DEVELOPMENT CORPORATION

By:
Name:
Title:

Address:

APPENDIX A

NATIONAL PATENT DEVELOPMENT CORPORATION
2007 INCENTIVE STOCK PLAN